Eurosite Power Inc.
45 First Avenue, Waltham, MA 02451
t: +1 781.522.6000 f: +1 781.522.6050
info@eurositepower.co.uk www.eurositepower.co.uk

Investor Contact:                              Media Contact:
Ariel F. Babcock, CFA                          Paul Hamblyn
+1 781.466.6413                              +44 7920.859540
ariel.babcock@eurositepower.co.uk                      paul.hamblyn@eurositepower.co.uk

EuroSite Power Reports 2015 Financial Performance

Posts revenue growth of 39% over prior year & significant gross margin improvement

WALTHAM. Mass - March 29, 2016 - EuroSite Power Inc. (OTCQX: EUSP, the "Company"), an On-Site Utility solutions provider, offering clean electricity, heat, hot water and cooling solutions to healthcare, hospitality, housing and leisure centers in the United Kingdom (UK) and Europe, reported total revenues of $2,198,721 for 2015, compared to $1,577,873 for 2014, an increase of 39.3%. GAAP diluted loss per share (EPS) was $0.02 for 2015, a meaningful improvement when compared with a loss per share of $0.04 for 2014.

Gross margin excluding depreciation and site impairments improved to 24.4% for full year 2015 compared with 18.9% in 2014. Overall gross margin improved by 8.7% to a loss of 5.3% for 2015, compared to a loss of 14.0% for 2014. More significantly, the fourth quarter 2015 saw adjusted gross margin improve to 31.5% versus just 18.6% in the prior year comparable period. Adjusted gross margin improvement reflects the benefits from introduction of in-house maintenance, lower gas prices, and other cost saving initiatives.

Eight new installations were commissioned in 2015 bringing total operational systems at year end to 29 with a total installed capacity of 2,878 kW and long term total contract value of operational systems of approximately $81 million. In addition, four new contracts were signed during the year and with the further contract win announced last week this now brings the total number of systems under contract (both operating and in backlog) to 37; totaling 4,098 kW of capacity for a combined lifetime contract value of approximately $105.95 million.
For the full year 2015 the Company generated 28,784,347 kWh of energy and delivered total customer savings of $414,338. The combined operational fleet reduced UK carbon emissions by 3,680 metric tons - equivalent to taking 775 cars off the road - delivering both financial and environmental savings.
Speaking about the full year results, EuroSite Power Chief Executive Officer Dr. Elias Samaras noted, “Not only have we delivered compelling financial results for the period, we have achieved a number of key milestones that have laid the foundation for strong future growth. The project financing agreements recently announced with Societe Generale and Macquarie set the stage for more rapid roll out of our On-Site Utility solution across the UK and Europe. Similarly, the arrangement with Corona Energy for purchase of natural gas at long term discounted rates reinforces our customer value proposition and ensures more predictable margins on our installed fleet going forward.”

Paul Hamblyn, Managing Director of EuroSite Power, added, “2015 further established our position as a leading energy solutions provider while the fourth quarter also demonstrated the efficacy of our strategy to improve gross margin. We have already seen the success of our recent financing and energy purchase initiatives with the rapid announcement of our latest project, a 331 kW CHP system to be installed at The Dome Leisure Centre. Worth approximately $4.8 million over the full life of the contract, this large project is a solid argument for the value of the On-Site Utility business and validation of the initiatives we have been implementing over the past several months.”

Major Highlights:

Financial

•	Total revenue increased by 39.3% to $2,198,721 for 2015, compared to $1,577,873 for 2014.

•	Energy revenue for the year grew by 44.3% to $2,144,248 compared to $1,486,154 for the year ended December 31, 2014.

•
Gross margin, excluding depreciation and site impairments, improved to 24.4% for 2015, versus18.9% for 2014. Overall gross margin improved by 8.7% to a loss of 5.3% for 2015, compared to a loss of 14.0% for 2014.

•
Total revenue value of all contracted On-Site Utility energy agreements as of December 31, 2015 was approximately $101.1 million using various market assumptions and estimates made by management, compared to $96.6 million at year end 2014. When including agreements signed to date during 2016, total contracted value currently stands at approximately $105.95 million.

•
We received $648,917 in Enhanced Capital Allowance (ECA) payments related to 2014 activities from the UK government during the year. We also filed for a further $358,780 ECA during 2015 and received payment in Q1 2016. ECA is a cash energy tax incentive for energy-saving plant and machinery, which includes combined heat and power systems.

•
Project financing agreements were executed with Societe Generale Equipment Finance and Macquarie during the first quarter of 2016. These agreements eliminate capital constraints on projects; any project which meets our return hurdles may now be pursued.

Sales and Operations

•	Total energy production for the full year 2015 of 28,784,347 kWh exceeds total generation for the whole of 2014 by 10,628,012 kWh, a 59% improvement over prior year results.

•
For the full year 2015 the Company brought into operation eight additional systems in the UK totaling 903 kW of additional operating capacity and reached agreements for a further 554 kW in new systems.

•
Total operational systems at December 31, 2015 was 29 with a total installed capacity of 2,878 kW and long term total contract value of approximately $81 million. This favorably compares with just 21 systems totaling 1,981kW of installed capacity with a total approximate contract value of $58 million at year end 2014.

•
The contracted project backlog as of December 31, 2015 was 7 systems for a total of 889 kW in capacity and approximately $20.0 million in future contract revenue. This compares with 2014 year end contracted project backlog of 11 systems for a total of 1,235 kW in capacity and approximately $38.6 million in total lifetime contract value. Current contracted project backlog is 7 systems totaling 1,020 kW (note this is not the same list of 7 systems as reported at year end 2015) with a total future contracted backlog value of $21.2 million.

EuroSite Power will host a conference call and webcast today at 10:00 am Eastern Time to discuss the fourth quarter and full year results in more detail. To listen to the audio portion, dial toll free (844) 492-3726 within the U.S., toll free (855) 669-9657 from Canada, or +1 (412) 542-4187 from other international locations. Participants should ask to be joined to the EuroSite Power earnings call. We suggest participants begin dialing at least 10 minutes prior to the scheduled starting time. Please note management will not be taking questions following the presentation of prepared remarks this quarter. Alternately, to register for and listen to the live webcast, please go to https://www.webcaster4.com/Webcast/Page/1022/13060.

The earnings conference call will be recorded and available for playback one hour after the end of the call through Tuesday, April 5, 2016. To listen to the playback, dial (877) 344-7529 within the U.S., (855) 669-9658 from Canada, or +1 (412) 317-0088 from other international locations and use Replay Access Code 10079917.

About EuroSite Power
EuroSite Power Inc. is a subsidiary of American DG Energy Inc. (NYSE MKT: ADGE). American DG Energy owns 48% of EuroSite Power and consolidates their financial results and P&L. The Company is committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by conventional energy suppliers - without any capital or start-up costs to the energy user - through On-Site Utility energy solutions. More information can be found at www.eurositepower.co.uk.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company’s website and in Securities and Exchange Commission filings, including its annual report on Form 10-K for the fiscal year ended December 31, 2015. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$587,819	$3,776,852
Accounts receivable	303,782	152,664
Value added and other tax receivable	(5,297)	72,202
UK energy tax incentives receivable	369,485	648,917
Inventory	137,093	99,925
Other current assets	57,152	33,655
Total current assets	1,450,034	4,784,215
Property and equipment, net	7,516,262	6,348,905
Other assets, long term	11,004	16,764
TOTAL ASSETS	$8,977,300	$11,149,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$412,272	$338,067
Accrued expenses and other current liabilities	286,814	130,252
Total current liabilities	699,086	468,319
Long-term liabilities:
Convertible debentures	1,585,264	1,645,444
Convertible debentures due to related parties	951,158	987,266
Note payable - related party	2,000,000	3,000,000
Total liabilities	5,235,508	6,101,029
Commitments and contingencies (Note 11)
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 65,747,100 issued and outstanding at December 31, 2015 and 2014	65,747	65,747
Additional paid-in capital	12,224,064	12,147,005
Accumulated deficit	(8,548,019)	(7,163,897)
Total stockholders’ equity	3,741,792	5,048,855
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,977,300	$11,149,884

CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31,

	2015	2014
Revenues
Energy revenues	$2,144,248	$1,486,154
Turnkey & other revenues	54,473	91,719
	2,198,721	1,577,873
Cost of sales
Fuel, maintenance and installation	1,661,880	1,280,235
Site impairments	246,935	196,672
Depreciation expense	405,710	322,377
	2,314,525	1,799,284
Gross profit (loss)	(115,804)	(221,411)
Operating expenses
General and administrative	884,021	877,097
Selling	478,808	491,734
Engineering	248,957	111,798
	1,611,786	1,480,629
Loss from operations	(1,727,590)	(1,702,040)
Other income (expense)
Interest and other income	5,530	12,682
Interest expense	(42,238)	(46,510)
Debt conversion inducement expense	—	(508,333)
Loss on extinguishment of convertible debt	—	(713,577)
	(36,708)	(1,255,738)
Loss before income taxes	(1,764,298)	(2,957,778)
Benefit for income taxes	380,176	648,917
Net loss	$(1,384,122)	$(2,308,861)

Net loss per share - basic and diluted	$(0.02)	$(0.04)
Weighted-average shares outstanding - basic and diluted	65,747,100	58,889,600

Non-GAAP financial disclosure
Loss from operations	$(1,727,590)	$(1,702,040)
Depreciation expense	409,555	327,806
Site Impairment	246,935	196,672
Stock based compensation	77,059	164,999
Adjusted EBITDA	$(994,041)	$(1,012,563)

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31,

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,384,122)	$(2,308,861)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	409,555	327,806
Loss on extinguishment of debt	—	713,577
Non-cash site impairments	246,935	196,672
Amortization of convertible debt premium	(96,288)	(109,332)
Amortization of deferred financing	—	—
Stock-based compensation	77,059	164,999
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	(151,118)	850
Value added and other tax receivable	77,499	(68,661)
UK energy tax receivable incentives	279,432	(648,917)
Inventory	(37,168)	285,735
Prepaid and other current assets	(23,497)	(38,578)
Other assets, long term	5,760	(14,255)
Increase (decrease) in:
Accounts payable	74,205	135,436
Accrued expenses and other current liabilities	156,562	59,172
Net cash used in operating activities	(365,186)	(796,024)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,823,847)	(2,843,053)
Net cash used in investing activities	(1,823,847)	(2,843,053)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on note payable - related party	(1,000,000)	—
Proceeds from sale of common stock, net of costs	—	1,489,329
Share repurchases	—	(43,002)
Proceeds from note payable - related party	—	3,000,000
Proceeds from convertible debentures	—	1,450,000
Net cash provided by (used in) financing activities	(1,000,000)	5,896,327
Net increase (decrease) in cash and cash equivalents	(3,189,033)	2,257,250
Cash and cash equivalents, beginning of the year	3,776,852	1,519,602
Cash and cash equivalents, end of the year	$587,819	$3,776,852
Supplemental disclosures of cash flows information:
Cash paid or received during the year for:
Interest	$141,770	$121,367
Income taxes	$12,170	$—
Non-cash investing and financing activities:
Convertible debentures exchanged for common stock	$—	$3,345,736